EXHIBIT (2)(b)





                              AMENDED AND RESTATED
                    AGREEMENT PROVIDING FOR SALE AND EXCHANGE
                                OF CAPITAL STOCK





                                  By and Among
                    Gateway American Properties Corporation,
                     a Florida corporation; Gateway American
                       Properties Corporation, a Colorado
                    corporation; Gateway American Properties,
                      L.L.C., a Colorado limited liability
                   company and the Holders of all Outstanding
                     Membership Interest of Gateway American
                               Properties, L.L.C.


                             As of January 27, 1997

                                TABLE OF CONTENTS



                                                                         Page

ARTICLE I - Sale and Exchange of GAPC Shares...........................   6
1.1   With Respect to GAPC.............................................   6
1.2   With the Holders.................................................   7
1.3   With the Public..................................................   8

ARTICLE II - Certain Matters Affecting GAPC Shares.....................   8
2.1   Certain Shares Restricted........................................   8
2.2   Registration of GAPC Shares and Public Warrants..................   9

ARTICLE III - Action Prior to Closing Date.............................  10
3.1   Corporate Action of GAPC.........................................  10
3.2   Corporate Action of GAPC-Florida.................................  10
3.3   Action by Gateway and Holders....................................  10
3.4   Public Offering of GAPC Shares and Public Warrants...............  11
3.5   Allocation and Responsibility of Transaction Costs and Expenses..  12

ARTICLE IV - Representations of Gateway and the Holders................  13
4.1   Entity Status....................................................  13
4.2   Business Activities..............................................  13
4.3   Capitalization - Outstanding Membership Interests................  14
4.4   Material Contracts...............................................  14
4.5   Financial Condition..............................................  14
4.6   Environmental Matters............................................  15
4.7   Taxes - Returns..................................................  16
4.8   Sale of Gateway Securities.......................................  16
4.9   Litigation.......................................................  16
4.10  Finder's Fees....................................................  17
4.11  Accuracy of Provided Information.................................  17

ARTICLE V - Representations of GAPC-Florida............................  17
5.1   Corporate Status.................................................  17
5.2   Corporation Action...............................................  18
5.3   Subsidiaries.....................................................  18
5.4   Financial Condition..............................................  18
5.5   Capitalization of GAPC-Florida...................................  20
5.6   Title to Properties..............................................  20
5.7   Business Activities of Apollo and GAPC-Florida...................  20
5.8   Taxes and Tax Returns............................................  21
5.9   Litigation.......................................................  21
5.10  Material Contracts...............................................  21
5.11  Registration Statement on Form SB-2..............................  22
5.12  Environmental Matters............................................  22

                                                                        Page

ARTICLE VI - Representations of GAPC...................................  23
6.1   Corporate Status.................................................  23
6.2   Corporate Action.................................................  23
6.3   Subsidiaries.....................................................  23
6.4   Financial Condition..............................................  23
6.5   Capitalization of GAPC...........................................  25
6.6   Title to Properties..............................................  25
6.7   Business Activities of GAPC......................................  25
6.8   Taxes and Tax Returns............................................  25
6.9   Litigation.......................................................  26
6.10  Material Contracts...............................................  26
6.11  Registration Statement on Form SB-2..............................  26
6.12  Environmental Matters............................................  27

ARTICLE VII - Pre-Closing Covenants of Gateway and Holders.............  27
7.1   No Change in Business............................................  27
7.2   No Contracts.....................................................  28
7.3   Issuance of Additional Membership Interest.......................  28
7.4   In General.......................................................  28
7.5   Action Contemplated by Article III, Section 3.4..................  29

ARTICLE VIII - Pre and Post-Closing Covenants of GAPC..................  29
8.1   Action Contemplated by Article III, Section 3.5..................  29
8.2   Basic Documents..................................................  29
8.3   No Contracts.....................................................  29
8.4   Composition of Board of Directors of GAPC........................  30
8.5   Officers of GAPC.................................................  31
8.6   Remuneration to James T. McDonough...............................  31
8.7   Stock Option Plan of GAPC........................................  31

ARTICLE IX - Closing of Agreement Transactions and Public Offering.....  32
9.1   Concurrent Closing of Sale, Exchange and Public Offering.........  32
9.2   Time and Place of Closing........................................  33
9.3   Deliveries at Closing............................................  33

ARTICLE X - Conditions Precedent to Obligations of GAPC-Florida
            and GAPC...................................................  35
10.1  Execution by all Holders.........................................  35
10.2  No Adverse Development...........................................  35
10.3  No Breach of Representations, Warranties or Covenants of the
       Agreement.......................................................  35
10.4  Accomplishment of Action Described in Article III, Section 3.4...  36
10.5  Opinion of Counsel...............................................  36
10.6  Employment Agreements............................................  36
10.7  Certificate Required by Representative of the Underwriters.......  36


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
                                                                        Page

ARTICLE XI - Conditions Precedent to Obligation of Gateway and Holders.  37
11.1  No Adverse Development...........................................  37
11.2  Time of Consummation.............................................  37
11.3  No Breach of Representations, Warranties and Covenants...........  37
11.4  Matters Relating to the Public Offering..........................  38
11.5  Treatment of Transaction.........................................  38
11.6  Opinion of Counsel...............................................  39
11.7  Deliveries in Connection with the Public Offering................  39
11.8  Appointment to GAPC Board of Directors...........................  39
11.9  Assumption of Gateway Liabilities................................  39

ARTICLE XII - Indemnification, Survival of Representations and
              Warranties...............................................  40
12.1  Indemnification by Deutsch, Farkas and Messina...................  40
12.2  Indemnification by GAPC-Florida and GAPC.........................  40
12.3  Limitations Regarding Indemnification............................  40
12.4  Procedures for Third Party Indemnification.......................  41
12.5  Survival of Representations, Warranties and Indemnities..........  42

ARTICLE XIII - Miscellaneous Provisions................................  42
13.1  Notices..........................................................  42
13.2  Successors and Assigns...........................................  42
13.3  Execution in Counterparts........................................  43
13.4  Background Statement, Schedules and Exhibits.....................  43
13.5  Entire Agreement.................................................  43
13.6  Publicity........................................................  43
13.7  Attorneys' Fees in Connection with Litigation....................  43
13.8  Cooperation......................................................  43
13.9  Applicable Law...................................................  43

EXHIBIT (2)(b)
                              AMENDED AND RESTATED
                      AGREEMENT PROVIDING FOR THE SALE AND
                            EXCHANGE OF CAPITAL STOCK



     THIS AMENDED AND RESTATED AGREEMENT PROVIDING FOR THE SALE AND EXCHANGE OF CAPITAL STOCK (the "Agreement") is made as of the 27th day of January, 1997 by and between the following entities and natural persons:

Agreement Party and Reference       General Description of Agreement Party
------------------------------      -----------------------------------------
GATEWAY AMERICAN PROPERTIES         A Florida  corporation presently having its
CORPORATION ("GAPC-Florida")        sole office in Sarasota, Florida

GATEWAY AMERICAN PROPERTIES         A Colorado corporation  with its principal
CORPORATION ("GAPC-Colorado")       office in Denver, Colorado

GATEWAY AMERICAN PROPERTIES, LLC A limited liability company formed and ex- ("Gateway")isting under Colorado law having its principal office at Denver, Colorado

HARVEY E. DEUTSCH, JOEL H. FARKAS, The holders of all outstanding membership MICHAEL A. MESSINA and all other interest (an "Interest or collectively the
signatories to this Agreement       "Interests") of Gateway on the date of the
("Deutsch", "Farkas" and "Mes- consummation of all of the transactions sina", respectively or a "Holder" governed or contemplated by this Agreement individually or "Holders" collec-tively)


The foregoing-described entities and natural persons are sometimes described herein collectively as the "Agreement Parties".

                               B A C K G R O U N D

      This Agreement is being made and entered into as of the 27th day of January 1997 and is intended by the Agreement Parties to completely and absolutely replace and supersede that agreement styled "Amended and Restated Agreement Providing for the Sale and Exchange of Common Stock' which was made between and among all of the Agreement Parties except GAPC-Colorado as of January 27, 1995 with a First Addendum thereto which was made as of the first day of March 1996 (collectively the "Prior Agreement"). With respect to such Prior Agreement, the Agreement Parties acknowledge that:

                 (i)Their respective obligations under the Prior Agreement have extinguished and are no longer binding as of the date of this Agreement; and

                  (ii)The Agreement Parties to the Prior Agreement  included the corporate entity APOLLO III, INC. ("Apollo"), an affiliate of GAPC, but that Apollo has been consolidated and merged with and into GAPC-Florida prior to the execution of this Agreement.

      The Prior Agreement provided that Deutsch, Farkas, Messina and any other Holders of Membership Interest of Gateway would, in accordance with the Prior Agreement, become the record and beneficial Holders of a certain number of shares of Common Stock of GAPC-Florida (the "GAPC-Florida Shares") as specified in the Prior Agreement. The Prior Agreement also contemplated that GAPC-Florida, contemporaneous to such business combination between GAPC-Florida and Gateway, would utilize the investment banking services of Barron Chase Securities, Inc. (the "Underwriter") in accordance with the terms of an intended public offering (the "Underwriting Arrangements") as were set forth in a certain Letter of Intent dated April 10, 1995 (the "Prior Letter of Intent").

      In connection with the business combination transaction and the intended public offering, GAPC-Florida proceeded to prepare and file with the United States Securities and Exchange Commission a Registration Statement on Form SB-2, Commission File No. 33-98054-A (the "Prior Registration Statement"), which Prior Registration Statement contained a prospectus which set forth the offer of the Common Stock and Common Stock Purchase Warrants of GAPC-Florida. During the latter half of calendar 1995, the Underwriter suggested that the terms of the underwriting be changed and that the number of shares of Common Stock of GAPC-Florida issuable to the shareholders of Apollo and GAPC-Florida and the

Members of Gateway be altered. Additionally, the Underwriter suggested that the number of shares of GAPC-Florida Common Stock and Common Stock Purchase Warrants providing for the purchase of GAPC-Florida Common Stock be altered. Negotiations with respect to such proposed changes were conducted between GAPC-Florida and the Underwriter with monitoring by the legal counsel to Gateway and the Members and as a result, a new Letter of Intent was entered between GAPC-Florida and the Underwriter which is dated January 27, 1997 and which was amended in certain respects on May 29, 1997 (which letter, as amended, is hereinafter referred to as the "New Letter of Intent"). A copy of the New Letter of Intent is included herewith as Exhibit A hereto for informational purposes. After the execution of the New Letter of Intent, the Agreement Parties were advised that, since all of the assets and operations of Gateway are located in Colorado and there are no operations presently contemplated to be conducted in Florida, it would be advantageous from a taxation standpoint to redomesticate GAPC-Florida in Colorado. Accordingly, GAPC-Colorado was organized as a Colorado corporation on March 21, 1997 with an authorized capital of 20,000,000 shares of $.01 par value Common Stock. GAPC-Florida and GAPC-Colorado have entered into a Plan and Agreement of Merger dated as of June 30, 1997 pursuant to which GAPC-Florida will be merged into GAPC-Colorado with GAPC-Colorado being the surviving corporation. In this merger, GAPC-Colorado will acquire all of the assets and will assume all of the liabilities and obligations of GAPC-Florida. The Underwriter has consented to the merger of GAPC-Florida into GAPC-Colorado and has agreed that GAPC-Colorado shall, upon completion of the merger, be fully substituted for GAPC-Florida in the New Letter of Intent. (Accordingly, all references in this Agreement to "GAPC" set forth herein subsequent to this sentence shall be to GAPC-Colorado unless otherwise indicated.) The parties to the New Letter of Intent and GAPC-Colorado (which has joined therein) have also amended it to replace all June 30, 1997 references thereto to November 12, 1997. The New Letter of Intent governs the intended public offering of the shares of Common Stock and Common Stock Purchase Warrants of GAPC and, in connection with such intended public offering as now structured, GAPC, GAPC-Florida, Gateway and the Members desire to set forth the terms and conditions relative to the business combination between GAPC, GAPC-Florida and Gateway and matters relating to the public offering of the shares of Common Stock and the Common Stock Purchase Warrants of GAPC. The New Letter of Intent refers to this Agreement as the Amended and Restated Agreement Providing for the Sale and Exchange of Capital Stock with First and Second Addendums.

      In acknowledging the restructure of the business combination and the intended public offering of the shares of Common Stock and the Common Stock Purchase Warrants of GAPC, the Agreement Parties acknowledge that at the conclusion of the business combination between GAPC, GAPC-Florida and Gateway and the public offering of the Common Stock and Common Stock Purchase Warrants of GAPC (herein sometimes collectively referred to as the "Securities"), the shares of Common Stock and Common Stock Purchase Warrants of GAPC will be held by the following categories of holders:

                                       Shares of      Number of Common
                                      GAPC Common      Stock Purchase
                                      Stock to be      Warrants to be
                                     Held of Record    Held of Record
Category of Holder                  and Beneficially   and Beneficially
--------------------               ------------------ ------------------
Holders of GAPC-Florida Common
Stock as of the date of this
Agreement                                327,000            300,000

Holders of outstanding Member-
ship Interests of Gateway              2,025,000              ---

The Public                             1,500,000          3,000,000

The Underwriter                                             150,000*

------------------

      *The Underwriter will also hold 300,000 Warrants under which it may acquire an additional 300,000 Common Stock Purchase Warrants. The shares of Common Stock and Common Stock Purchase Warrants to be held by the Public and by the Underwriter will be increased to the extent the Underwriter exercises its over-allotment right set forth in the New Letter of Intent.


The terms and conditions of the Common Stock Purchase Warrants to be held by the category of Holder indicated above will be as described in the New Letter of Intent, which New Letter of Intent is included with this Agreement for informational purposes and, where appropriate, incorporated herein.

      Accordingly, the Agreement Parties wish to set forth by means of this Agreement the terms and conditions of the business combination which shall occur between GAPC, GAPC-Florida, Gateway and the Members, as well as the respective entitlements of the various category of Holders, as such entitlements relate to the number of shares of GAPC Common Stock to be issued to such category of Holder and the number of Common Stock Purchase Warrants to be issued to such category of Holder. Gateway is a party to this Agreement for the purpose of facilitating the transactions herein described and in connection with certain representations and warranties of Gateway as set forth in this Agreement.

      NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Agreement Parties hereby agree as follows:

                                    ARTICLE I
                      Sale and Exchange of GAPC Securities

      Prior to or on the Closing Date established pursuant to Article VIII hereof, the following sale and/or exchange transactions involving the Securities shall be consummated in conformance to the terms, conditions and provisions of this Agreement.

      1.1 With Respect to GAPC. Before the filing of the Registration Statement for the public offering of Common Stock and Common Stock Purchase Warrants of GAPC, GAPC shall complete the consummation of the combination and merger of GAPC-Florida with and into GAPC and as a result, the former holders of the outstanding Common Stock of GAPC-Florida shall hold of record and beneficially 327,000 shares of the Common Stock and 300,000 Common Stock Purchase Warrants of GAPC having the characteristics set forth in the New Letter of Intent. Of those 327,000 shares, 27,000 shares shall be held of record and beneficially by James
T. McDonough who has served as the sole director and officer of GAPC-Florida. Such 27,000 shares are also subject to the terms and conditions attributable to such shares in the New Letter of Intent. It is acknowledged by the Agreement Parties that Messrs. Deutsch, Farkas and Messina shall constitute the members of the Board of Directors of GAPC and the officers thereof as hereinafter specified. GAPC, Gateway and the Members acknowledge that, as a result of the combination and merger of GAPC-Florida with and into GAPC, GAPC shall have acquired all of the assets of every kind and character of GAPC-Florida free and clear of any and all liabilities, liens and other encumbrances except those liabilities described herein, which assets shall have a value sufficient to permit GAPC-Florida to have been a property transferor for purposes of Section 351 of the Internal Revenue Code, as amended, as such cited Section is applicable to the business combination between GAPC-Florida, GAPC, the Holders of Gateway and the purchasers in the public offering. The shares of GAPC Common Stock, the Common Stock Purchase Warrants of GAPC and the shares of GAPC Common Stock issuable upon exercise of such Warrants shall be subject to the terms and conditions, including, without limitation, the holding periods set forth in the New Letter of Intent. However, the foregoing notwithstanding, such 327,000 GAPC Shares, the 300,000 Common Stock Purchase Warrants of GAPC and the 300,000 shares of Common Stock of GAPC issuable upon exercise of such Warrants shall be registered simultaneous to the registration of the Common Stock and Common Stock Purchase Warrants of GAPC to be registered in connection with the public offering described and contemplated by this Agreement.

      1.2 With the Holders. On or before the Closing Date, as hereinafter defined, GAPC shall issue to the Holders 2,025,000 GAPC Shares in consideration for the conveyance by the Holders of all of the outstanding Membership Interest of Gateway as issued and outstanding on the Closing Date. The 2,025,000 GAPC Shares shall be issued to the Holders in the proportion as such Holders hold the Membership Interest of Gateway on the Closing Date. The 2,025,000 GAPC Shares to be issued to the Holders shall constitute "Restricted Securities" as that term is defined in the Act. To the extent that any of the 2,025,000 GAPC Shares are conveyed to Holders who are other than Deutsch, Farkas or Messina, such GAPC Shares shall be registered under the Securities Act of 1933, as amended (the "Act") and the securities laws of the several states in which the Securities are qualified for sale (collectively, the "Blue Sky Statutes") in the same manner as provided herein subject to any applicable provisions of the New Letter of Intent and Underwriting Arrangements.

      1.3 With the Public. On the Closing Date and concurrently but subsequent to the transactions called for by Sections 1.1 and 1.2 above, GAPC shall consummate with the Underwriter the sale to the public, on a firm commitment underwriting basis, of 1,500,000 GAPC Shares at a per Share price to the public of $4.00 and 3,000,000 Common Stock Purchase Warrants (the "Public Warrants") at a per Warrant price of $.17, subject to the over-allotment provisions set forth in the New Letter of Intent and Underwriting Arrangements, less applicable underwriting discounts and commissions. The consummation of such public offering shall be conducted pursuant to the terms and provisions of the governing documents relating to such public offering, including, without limitation, an underwriting agreement which shall supersede the New Letter of Intent described earlier in this Agreement (the "Governing Documents"). The Governing Documents shall be subject to approval, when in final definitive form, by Messrs. Deutsch, Farkas and Messina and legal counsel to Gateway. The approval of the Underwriter and the Governing Documents by Messrs. Deutsch, Farkas and Messina shall be on the basis of the majority vote of such Members and shall not be unreasonably withheld.

                                   ARTICLE II
                      Certain Matters Affecting GAPC Shares

      2.1 Certain Shares Restricted. Messrs. Deutsch, Farkas and Messina acknowledge and agree that the GAPC Shares received by them pursuant to the provisions of this Agreement will, at the time of issuance and receipt thereof, constitute Restricted Securities pursuant to the provisions of the Act and Rule 144 promulgated thereunder in that such GAPC Shares will not have been registered pursuant to the Act and any Blue Sky Statutes and as a result of the affiliate status of Messrs. Deutsch, Farkas and Messina with Gateway prior to the Closing Date and as a result of the service of Messrs. Deutsch, Farkas and Messina as directors and officers of GAPC on and subsequent to the Closing Date. The 327,000 GAPC Shares issued in connection with the organization of GAPC and the combination and merger of GAPC-Florida with and into GAPC also constitute Restricted Securities.

      2.2 Registration of GAPC Shares and Public Warrants. Except for the GAPC Shares issued to Messrs. Deutsch, Farkas and Messina in accordance with the provisions of Section 1.2 of this Agreement, all Securities of GAPC issued under the terms and provisions of this Agreement and the Underwriting Arrangements as embodied by the New Letter of Intent and the Governing Documents shall be registered under the Act and the Blue Sky Statutes simultaneously with the registration of the 1,725,000 GAPC Shares and 3,450,000 Public Warrants to be offered and sold to the public on the Closing Date, which number of GAPC Shares and Pubic Warrants takes into account the over-allotment option afforded to the Underwriting pursuant to the New Letter of Intent. Such Securities shall constitute, on and after the Closing Date, freely tradeable securities which may, subject to any sale restrictions as set forth in the New Letter of Intent, be sold in any market which comes into being subsequent to the completion of the public offering of the GAPC Shares and Public Warrants to the public. In that regard, the New Letter of Intent provides that, with the exception of 27,000 GAPC Shares which are beneficially held by James T. McDonough, the GAPC Shares, Common Stock Purchase Warrants and the GAPC Shares issuable upon the exercise of such Common Stock Purchase Warrants and held by James T. McDonough and the previous holders of the Common Stock of GAPC-Florida shall be subject to the restrictions on transfer as imposed by the New Letter of Intent. Such is the case also for the 27,000 GAPC Shares beneficially held by James T. McDonough. Such Securities, however, shall not be included in the GAPC Shares which are included in the public offering of GAPC Shares and Public Warrants.

                                   ARTICLE III
                          Action Prior to Closing Date

      3.1 Corporate Action of GAPC. From the date of this Agreement to the Closing Date, GAPC shall undertake and complete all requisite action, including all action required pursuant to the Colorado Business Corporation Act, the Act and applicable Blue Sky Statutes including, without limitation, the securities laws of Florida and Colorado, in order to permit GAPC to prepare for and to consummate the transactions called for by this Agreement, including the public offering of the GAPC Shares and Public Warrants as described in Section 3.4 of this Article III.

      3.2 Corporate Action of GAPC-Florida. From the date of this Agreement to the Closing Date, GAPC-Florida shall undertake and complete all requisite action, including all action required pursuant to the Florida Business Corporation Act, the Act and applicable Blue Sky Statutes including, without limitation, the securities laws of Florida and Colorado, in order to permit GAPC-Florida and GAPC to prepare for and to consummate the transactions called for by this Agreement, including the public offering of the GAPC Shares and Public Warrants as described in Section 3.4 of this Article III.

      3.3 Action by Gateway and Holders. From the date of this Agreement to the Closing Date, Gateway and the Holders shall undertake all action as may be required under applicable law, including the laws of the State of Colorado, in order to permit Gateway and the Holders to consummate the transactions called for by this Agreement including, without limitation, the conveyance of all of the Membership Interest of Gateway which is outstanding on the Closing Date in accordance with Section 1.2 of Article I of this Agreement. Such action on the part of Gateway shall include the providing by Gateway, through the action of the Members, of all necessary cooperation with respect to the public offering of the GAPC Shares and Public Warrants in the public offering described in Section
3.4 of this Article III. Such cooperation by Gateway with respect to such public offering shall be subject to the provisions of Section 3.5 of this Article III. Such cooperation shall include but not be limited to the participation by the Holders and other employees and agents of Gateway in the providing of necessary information and the preparation of any necessary documentation for inclusion in the Registration Statement on Form SB-2 (the "Registration Statement") to be filed by GAPC in connection with such public offering and the timely preparation and delivery by Gateway of audited/unaudited financial statements required to be included in such Registration Statement, in accordance with the appropriate form instructions relating thereto and the rules and regulations of the United States Securities and Exchange Commission (the "SEC").

      3.4 Public Offering of GAPC Shares and Public Warrants. As indicated in the foregoing and subsequent provisions of this Agreement, GAPC, concurrently with, but immediately subsequent to, the exchange of GAPC Shares for the entire Membership Interest of Gateway outstanding on the Closing Date, shall consummate a public offering, on a firm commitment underwriting basis, of 1,500,000 GAPC Shares and 3,000,000 Public Warrants at a per Share public offering price of $4.00 and a per Public Warrant price of $.17 (to be increased to 1,725,000 GAPC Shares and 3,450,000 Public Warrants in the event that the over-allotment option of the Underwriter is utilized) before deduction of any underwriting discounts and commissions and subject to the provisions of Article I and Article VIII of this Agreement. Gateway, GAPC and the Holders acknowledge that the principal and primary responsibility for the undertaking and completion of such public offering will be that of GAPC with the assistance of Gateway, the Members and Gilbert L. McSwain, Esq. In that regard, GAPC shall promptly and continuously advise the Holders and their counsel as to the progress occurring with respect to the public offering and the Registration Statement.

      3.5 Allocation and Responsibility of Transaction Costs and Expenses. GAPC-Florida, GAPC, Gateway and the Holders, to the extent of their respective resources, shall bear their respective costs and expenses in connection with the preparation for consummation of the transactions provided for in this Agreement. With respect to the processes involved in the public offering of the GAPC Shares and Public Warrants, costs and other expenses (including accounting and legal fees, filing fees and printing costs and expenses) shall be borne by GAPC-Florida, GAPC and Gateway as shall be determined by GAPC, Gateway and the Members during the period commencing with the date of this Agreement through the Closing Date. GAPC-Colorado has agreed to pay $20,000 for the audit fee for the financial statements of GAPC-Florida to be included in the Registration
Statement. In such regard, GAPC-Florida, GAPC, Gateway and the Holders acknowledge that GAPC, GAPC-Florida (together with Apollo now combined with and merged into GAPC-Florida) expended substantial sums on behalf of GAPC-Florida, GAPC, Gateway and the Holders with respect to the initial efforts to initiate and consummate the business combination of GAPC-Florida, GAPC and Gateway and the related public offering as contemplated by the Prior Letter of Intent. Accordingly, it is anticipated that the consummation of the combination of GAPC-Florida, GAPC and Gateway and the completion of the public offering attendant costs and expenses will substantially be borne by GAPC or Gateway. William T. Kirtley, counsel to GAPC-Florida has agreed to defer payment of fees accrued and to be accrued until the consummation of the public offering.

                                   ARTICLE IV
                   Representations of Gateway and the Holders

     4.1 Entity Status. Gateway and the Holders represent and warrant to GAPC-Florida and GAPC that Gateway is a validly formed and existing limited liability company under the laws of the State of Colorado as of the date of this Agreement and such will also be the case on the Closing Date; and as of the date of this Agreement and as of the Closing Date, Gateway has and will have all necessary authority and power to conduct its business and to own its properties, possesses all necessary permits, licenses and other documents or authorities required in connection with the conduct of its business, and the consummation of the transactions contemplated by this Agreement will not constitute a breach or event of default under the terms of any contract or agreement to which Gateway is a party or pursuant to which it is bound or under which its assets are subject or be in violation of its basic governing documents. The consummation of the transactions contemplated and called for by this Agreement will not invalidate any required permit, license or other document issued or to be issued to Gateway and necessary for the conduct of its business as currently conducted or as such business is contemplated to be conducted during the future time. Gateway is not an affiliate (as said term is defined in the Securities Exchange Act of 1934, as amended) of any other entity, except as reflected in Schedule I hereto.

      4.2 Business Activities. The business activities of Gateway, as presently conducted and as contemplated to be conducted, are in all material respects as described and set forth in that certain private placement memorandum of Gateway dated September 20, 1994, this Agreement, the section captioned "Business of Gateway" as set forth in the Business Plan of Gateway and the Prior Registration Statement, all of which documents have been previously provided to GAPC-Florida or are being updated at times contemporaneous to the date of this Agreement.

      4.3 Capitalization - Outstanding Membership Interests. As of December 31, 1997, the capitalization of Gateway is constituted by the capital contributed by its present members (which includes a merger of an affiliated entity), Deutsch, Farkas and Messina and four additional Members in the amount of approximately $182,250 and retained earnings of approximately $212,048. The Membership Interest outstanding as of the date of this Agreement is held in its entirety by Deutsch, Farkas and Messina and four additional Holders. As of the date of this Agreement and as of the Closing Date, there are not and there will not be any outstanding rights or options to acquire authorized but unissued Membership Interest of Gateway except as reflected in Schedule II hereto.

      4.4 Material Contracts. Listed and described on Schedule III to this Agreement are all material contracts to which Gateway is a party, excluding this Agreement. The term "material contract" means a contract to which Gateway is a party and which has been entered into by Gateway other than in connection with the conduct of the ordinary course of business of Gateway.

      4.5 Financial Condition. Gateway has, with the assistance of its independent certified public accountants, prepared its audited financial statements reflecting the financial condition of Gateway, the operations of Gateway, as well as other related financial statements and schedules for the two fiscal years ended December 31, 1996. It is in the process of preparing such financial statements for the interim financial reporting periods which are required to be included in the Registration Statement (the "Financial Statements), which Financial Statements will be delivered to GAPC for utilization and inclusion in the preparation of the Registration Statement to be prepared, filed and processed to effectiveness in connection with the Public Offering. With respect to such Financial Statements, Gateway and the Holders represent and warrant that such Financial Statements will fairly present in all material respects the financial condition of Gateway as of the date of such Financial Statements and its results of operations for the periods indicated, all to the best of the knowledge of the Holders and such Financial Statements will have been prepared in accordance with generally accepted accounting principles consistently applied except as may be indicated in such Financial Statements, the related notes thereto and other information relating thereto.

Except as set forth in Schedule IV to this Agreement, Gateway has no liabilities or obligations of any nature which, in accordance with generally accepted accounting principles, must be set forth in the Financial Statements except those liabilities which are incurred as a result of the conduct of the ordinary course of business of Gateway after the date of the most recent such Financial Statements furnished or those liabilities which would not either singularly or in the aggregate have a material adverse affect on the financial condition of Gateway and the conduct of its business in the ordinary course. The referenced
Schedule IV shall reflect any material liabilities not identified on the Financial Statements which exist on the Closing Date.

      4.6 Environmental Matters. Gateway, in connection with its properties and the conduct of its business in the ordinary course, to the best of the knowledge of the Holders, is in compliance with all governmental guidelines, laws and ordinances concerning the use and storage of hazardous materials including, without limitation, fuel or similar oils. To the best of the Holders' knowledge, no hazardous materials contamination is present on any property owned or to be acquired by Gateway.

      4.7 Taxes - Returns. Except as set forth on Schedule V, Gateway has filed in a timely fashion all federal, state, county and local tax returns which it is obligated to file pursuant to any taxing authority and all taxes reflected on any such returns filed have been paid in their entirety by Gateway, except in the instance of a validly asserted contest with respect to any such tax, as such contest may be identified on Schedule V to this Agreement.

      4.8 Sale of Gateway Securities. All Notes previously sold by Gateway were privately offered and sold to suitable and Accredited Investors as such latter term is defined under the Act and the offer and sale of such Gateway Note, to the best of the knowledge and belief of the Holders, constituted a transaction exempt from the registration requirements of the Act and any applicable Blue Sky Statute. In the event that, in the sole discretion of Deutsch, Farkas and Messina, additional Membership Interests or other securities of Gateway are sold subsequent to the date of this Agreement and prior to the Closing Date, such sale of additional Membership Interest or other securities shall also be made to suitable and Accredited Investors as such latter term is defined in the Act and in a transaction or transactions which are reasonably claimed exempt from the registration requirements of the Act and Blue Sky Statutes.

      4.9 Litigation. Except as disclosed on Schedule VI to this Agreement, Gateway and the Holders are not involved as a party to, nor are any of the assets of Gateway the subject of, any judicial or administrative proceedings before any court or governmental agency. Except as set forth in such Schedule VI, the Holders are not aware of any factual circumstances or situations which might reasonably be expected to result in the assertion of a claim or the commencement of litigation or any administrative proceeding at any time between the date of this Agreement and the Closing Date.

     4.10 Finder's Fees. Gateway and the Holders are not obligated to pay any finder's fee or commission to any person or persons as a result of the execution of this Agreement and the consummation of the transactions provided for herein.

      4.11 Accuracy of Provided Information. No representation or warranty given or made by Gateway or the Holders pursuant to this Agreement or in any statement, certificate or other document required to be furnished by Gateway or the Holders to GAPC-Florida or GAPC pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

                                    ARTICLE V
                         Representations of GAPC-Florida

      GAPC-Florida represents to GAPC, Gateway and the Holders as follows:

     5.1 Corporate Status. As of the date of this Agreement and on the Closing Date, GAPC-Florida is and will be a validly existing corporation organized pursuant to the laws of the State of Florida and has and will have all legal corporate authority and power to conduct its business activities, to own its properties and possesses all necessary permits, licenses and other documents or authorities required in connection with its business activities and, assuming that the requisite corporate action contemplated by this Agreement has been accomplished prior to the Closing Date, the consummation of the transactions provided for by this Agreement will not constitute a breach or event of default under the terms of any contract or agreement to which GAPC-Florida is a party or pursuant to which GAPC-Florida is bound or by which its assets are subject or be in violation of its respective Articles of Incorporation as amended to date and their respective Bylaws. The consummation of the transactions contemplated and called for by this Agreement will not invalidate any required permit, license or other document issued or to be issued to GAPC-Florida and necessary for the conduct of its business activities as currently conducted or as such business is contemplated to be conducted during the future time.

      5.2 Corporate Action. Prior to the Closing Date, GAPC-Florida will undertake and complete all required corporate action which may be required in order to permit the consummation of the transactions called for by this Agreement. With respect to the combination and merger of Apollo with and into GAPC-Florida, all corporate action has been taken with respect to such transaction as is set forth in the Florida Business Corporation Act and in such regard, the previous holders of the outstanding Preferred Stock - First Series of Apollo have agreed to the exchange of such shares of Preferred Stock - First Series of Apollo for a like number of GAPC-Florida shares of Common Stock. With respect to the holders of the outstanding Common Stock of Apollo, such holders are not entitled to any rights of dissent or appraisal as such may be provided under the Florida Business Corporation Act due to the nature of the business of GAPC-Florida which, in summary, was to identify, negotiate and consummate a combination transaction with an entity actively engaged in the conduct of one or more lines of business and that such business objective is being realized and accomplished by reason of the consummation of the combination of GAPC-Florida, GAPC and Gateway.

      5.3   Subsidiaries.  GAPC-Florida has no corporate subsidiaries.

      5.4 Financial Condition. GAPC-Florida is a Florida corporation formed for the purpose of consolidating with Apollo and merging with GAPC which was formed to acquire all of the outstanding Membership Interest of Gateway from the Holders and for the purpose of continuing the business activities of Gateway. Consequently, GAPC-Florida, as of the date of this Agreement and immediately prior to the Closing Date, does not have and will not have significant assets, stockholders' equity or liabilities (other than the liabilities incurred and to be incurred in connection with the transactions called for by this Agreement and the Prior Agreement, including, without limitation, the public offering of GAPC Shares and Public Warrants). The financial statements of GAPC-Florida, and to the extent required, of Apollo, as certified by Beatty & Company, P.A., independent certified public accountants or any successor accountants, furnished to Gateway and the Holders pursuant to the terms of this Agreement or which may be furnished to Gateway and the Holders in accordance with the terms of this Agreement or for utilization in the Registration Statement to be prepared, filed and processed to effectiveness with respect to the public offering of the GAPC Shares and Public Warrants and reflecting the financial conditions and results of operations of GAPC-Florida (and to the extent required, Apollo) at and for the fiscal years indicated or for such other periods indicated, fairly present or will fairly present in all material respects the financial condition of GAPC-Florida (and to the extent required, Apollo) as of the date of such Financial Statements (whether audited or unaudited), all to the best of the knowledge of GAPC-Florida in accordance with generally accepted accounting principles consistently applied except as may be indicated in such Financial Statements, the related notes thereto and other information relating thereto. Except as set forth in Schedule VII hereto, GAPC-Florida has no liabilities or obligations of any nature which, in accordance with generally accepted accounting principles, must be set forth in the described financial statements except those liabilities which are incurred as a result of the ordinary course of business of GAPC-Florida after the date of the most recent financial statements (which liabilities will be reflected in an amendment to Schedule VII on the Closing Date), which are incurred by GAPC-Florida in connection with the preparation, filing and processing to effectiveness of the Registration Statement relating to the described public offering of the GAPC Shares and Public Warrants or are liabilities which would not either singularly or in the aggregate have a material adverse affect on GAPC-Florida.

      5.5 Capitalization of GAPC-Florida. Set forth as Schedule VIII to this Agreement are the Articles of Incorporation of GAPC-Florida (as amended to date and which include the Agreement, Plan and Articles of Merger relating to the combination and merger of Apollo with and into GAPC-Florida) which reflect the capital structure of GAPC-Florida as of the date of this Agreement.

      5.6 Title to Properties. Except as indicated in the financial statements described in Section 5.4 above, or in Schedule IX to this Agreement, GAPC-Florida has good and valid title to the assets reflected in the financial statements of GAPC-Florida at the periods indicated therein, as described in
Section 5.4 of this Agreement.

      5.7 Business Activities of Apollo and GAPC- Florida. Apollo conducted no business activities during its corporate existence other than to seek and consummate an appropriate business combination. Its amended business plan provided for the investigation of various lines of business to be initiated and conducted and/or the combination of Apollo with one or more other business entities such as GAPC and Gateway. GAPC-Florida and GAPC have been specifically formed in order to facilitate the transactions called for by this Agreement and as of the date of this Agreement and as of the Closing Date, GAPC-Florida has not and will not have conducted any business activities other than those relating to the consolidation and merger of Apollo with and into GAPC-Florida, the combination with GAPC, Gateway and those activities relating to the conduct of the public offering of GAPC Shares and Public Warrants.

      5.8 Taxes and Tax Returns. Except as set forth in Schedule X to this Agreement, GAPC-Florida and Apollo have filed in a timely fashion all federal, state, county and local tax returns relative to any taxes required to be paid by GAPC-Florida and Apollo and have timely paid any such taxes due pursuant to such returns. GAPC-Florida and Apollo, as of the date of this Agreement and on the Closing Date, are not and will not be involved in any asserted contest with respect to any tax.

      5.9 Litigation. Except as described on Schedule XI hereto, GAPC-Florida and the members of the Board of Directors of GAPC-Florida are not, as of the time of the full execution of this Agreement by the Agreement Parties, involved as a party to, nor are its assets the subject of, any judicial or administrative proceedings before any court or governmental agency. Except as set forth and described in such Schedule XI, GAPC-Florida is not aware of any factual circumstances or situations which might reasonably be expected to result in the assertion of any claim by way of litigation or administrative proceeding at any time on and subsequent to the date of this Agreement and as of the Closing Date.

      5.10 Material Contracts. Except as set forth in Schedule XII to this Agreement, GAPC-Florida is not, with the exception of this Agreement, a party to any material contract. The term "material contract" means any contract which involves the future payment of a consideration by GAPC-Florida in an amount in excess of $25,000 and a term of performance concluding 12 or more months from the date of this Agreement. The Agreement parties acknowledge that GAPC-Florida has or is expected to enter into one or more material contracts which will govern and relate to the public offering of the GAPC Shares and Public Warrants. Other than those contracts described on Schedule XII hereto and except as provided in Article VIII, any material contract intended to be created and of which GAPC-Florida shall be a party, including those contracts which will govern and relate to the public offering of the GAPC Shares and Public Warrants shall be subject to the approval of Deutsch, Farkas and Messina (such approval being accomplished by a majority vote of such Members).

      5.11 Registration Statement on Form SB-2. GAPC-Florida will participate and cooperate in the preparation of the Registration Statement for GAPC on Form SB-2 which relates to the public offering of 1,725,000 GAPC Shares and 3,450,000 Public Warrants (which includes the over-allotment GAPC Shares and Public Warrants as well as additional securities being registered pursuant to the Underwriting Arrangements) and will use its best diligent efforts to cause such Registration Statement to be filed and processed to effectiveness with the SEC and such blue sky authorities as appropriate. Such described Registration Statement will be meticulously and carefully prepared in compliance with the Act and rules and regulations thereunder, as well as Blue Sky Statutes and rules and regulations thereunder. Such Registration Statement will set forth all material information which may reasonably be required in connection with any investment decision to purchase the offered GAPC Shares and Public Warrants and such Registration Statement will, prior to the filing thereof, be furnished to GAPC, Gateway, the Holders and their counsel and other experts for examination, comment and amendment. In connection with the preparation, filing and processing to effectiveness of such Registration Statement with the SEC and the several blue sky authorities, GAPC-Florida, Gateway and the Members acknowledge that GAPC and its counsel will be materially assisted by counsel for GAPC-Florida. Counsel for GAPC-Florida with respect to such undertaking shall be William T. Kirtley, Esq.

      5.12   Environmental   Matters.   GAPC-Florida   is  not  subject  to  any
governmental guidelines, laws or ordinances relating to hazardous materials as of the date of this Agreement.

                                   ARTICLE VI
                             Representations of GAPC
      GAPC represents to GAPC-Florida, Gateway and the Holders as follows:

     6.1 Corporate Status. As of the date of this Agreement and on the Closing Date, GAPC is and will be a validly existing corporation organized pursuant to the laws of the State of Colorado and has and will have all legal corporate authority and power to conduct its business activities, to own its properties and possesses all necessary permits, licenses and other documents or authorities required in connection with its business activities and, assuming that the requisite corporate action contemplated by this Agreement has been accomplished prior to the Closing Date, the consummation of the transactions provided for by this Agreement will not constitute a breach or event of default under the terms of any contract or agreement to which GAPC is a party or pursuant to which GAPC is bound or by which its assets are subject or be in violation of its respective Articles of Incorporation as amended to date and their respective Bylaws. The consummation of the transactions contemplated and called for by this Agreement will not invalidate any required permit, license or other document issued or to be issued to Gateway and necessary for the conduct of its business activities as currently conducted or as such business is contemplated to be conducted during the future time.

     6.2 Corporate Action. Prior to the Closing Date, GAPC will undertake and complete all required corporate action which may be required in order to permit the consummation of the transactions called for by this Agreement.

     6.3 Subsidiaries. GAPC has no corporate subsidiaries.

     6.4 Financial Condition. GAPC is a Colorado corporation formed for the purpose of merging with GAPC-Florida, acquiring all of the outstanding
Membership Interest of Gateway from the Members and for the purpose of continuing the business activities of Gateway. Consequently, GAPC, as of the date of this Agreement and immediately prior to the Closing Date, does not have and will not have significant assets, stockholders' equity or liabilities (other than the liabilities incurred and to be incurred in connection with the transactions called for by this Agreement and the Prior Agreement, including, without limitation, the public offering of GAPC Shares and Public Warrants). The financial statements of GAPC, as certified by Gelfond Hochstadt Pangburn & Co., independent certified public accountants, furnished to GAPC-Florida, Gateway and the Holders pursuant to the terms of this Agreement or which may be furnished to Gateway and the Holders in accordance with the terms of this Agreement or for utilization in the Registration Statement to be prepared, filed and processed to effectiveness with respect to the public offering of the GAPC Shares and Public Warrants and reflecting the financial conditions and results of operations of GAPC at and for the fiscal years indicated or for such other periods indicated, fairly present or will fairly present in all material respects the financial condition of GAPC as of the date of such Financial Statements (whether audited or unaudited), all to the best of the knowledge of GAPC in accordance with generally accepted accounting principles consistently applied except as may be indicated in such Financial Statements, the related notes thereto and other information relating thereto. Except as set forth in Schedule VII hereto, GAPC has no liabilities or obligations of any nature which, in accordance with generally accepted accounting principles, must be set forth in the described financial statements except those liabilities which are incurred as a result of the ordinary course of business of GAPC after the date of the most recent financial statements (which liabilities will be reflected in an amendment to Schedule VII on the Closing Date), which are incurred by GAPC in connection with the preparation, filing and processing to effectiveness of the Registration Statement relating to the described public offering of the GAPC Shares and Public Warrants or are liabilities which would not either singularly or in the aggregate have a material adverse affect on GAPC.

      6.5 Capitalization of GAPC. Set forth as Schedule VIII to this Agreement are the Articles of Incorporation of GAPC (as amended to date and which include the Agreement, Plan and Articles of Merger relating to the combination and merger of GAPC-Florida with and into GAPC) which reflect the capital structure of GAPC as of the date of this Agreement. On and after the Closing Date, the capitalization of GAPC shall be constituted by the GAPC Shares to be in the merger with GAPC-Florida and to be outstanding in the amount of 327,000 GAPC Shares, and the GAPC Shares to be issued to the Holders and to the public as a result of the public offering.

      6.6 Title to Properties. Except as indicated in the financial statements described in Section 6.4 above, or in Schedule IX to this Agreement, GAPC has good and valid title to the assets reflected in the financial statements of GAPC at the periods indicated therein, as described in Section 6.4 of this Agreement.

      6.7 Business Activities of GAPC. GAPC has been specifically formed in order to facilitate the transactions called for by this Agreement and as of the date of this Agreement and as of the Closing Date, GAPC has not and will not have conducted any business activities other than those relating to the consolidation and merger of GAPC-Florida with and into GAPC, the combination with Gateway and those activities relating to the conduct of the public offering of GAPC Shares and Public Warrants.

      6.8 Taxes and Tax Returns. Except as set forth in Schedule X to this Agreement, GAPC has filed in a timely fashion all federal, state, county and local tax returns relative to any taxes required to be paid by GAPC and has timely paid any such taxes due pursuant to such returns. GAPC, as of the date of this Agreement and on the Closing Date, is not and will not be involved in any asserted contest with respect to any tax.

      6.9 Litigation. Except as described on Schedule XI hereto, GAPC and the members of the Board of Directors of GAPC are not, as of the time of the full execution of this Agreement by the Agreement Parties, involved as a party to, nor are its assets the subject of, any judicial or administrative proceedings before any court or governmental agency. Except as set forth and described in such Schedule XI, GAPC is not aware of any factual circumstances or situations which might reasonably be expected to result in the assertion of any claim by way of litigation or administrative proceeding at any time on and subsequent to the date of this Agreement and as of the Closing Date.

      6.10 Material Contracts. Except as set forth in Schedule XII to this Agreement, GAPC is not, with the exception of this Agreement, a party to any material contract. The term "material contract" means any contract which involves the future payment of a consideration by GAPC in an amount in excess of $25,000 and a term of performance concluding 12 or more months from the date of this Agreement. The Agreement parties acknowledge that GAPC has or is expected to enter into one or more material contracts which will govern and relate to the public offering of the GAPC Shares and Public Warrants. Other than those contracts described on Schedule XII hereto and except as provided in Article IX, any material contract intended to be created and of which GAPC shall be a party, including those contracts which will govern and relate to the public offering of the GAPC Shares and Public Warrants shall be subject to the approval of Deutsch, Farkas and Messina (such approval being accomplished by a majority vote of such Members).

      6.11 Registration Statement on Form SB-2. GAPC will undertake the preparation of the Registration Statement on Form SB-2 which relates to the public offering of 1,725,000 GAPC Shares and 3,450,000 Public Warrants (which includes the over-allotment GAPC Shares and Public Warrants as well as additional securities being registered pursuant to the Underwriting Arrangements) and will use its best diligent efforts to cause such Registration Statement to be filed and processed to effectiveness with the SEC and such blue sky authorities as appropriate. Such described Registration Statement will be meticulously and carefully prepared in compliance with the Act and rules and regulations thereunder, as well as Blue Sky Statutes and rules and regulations thereunder. Such Registration Statement will set forth all material information which may reasonably be required in connection with any investment decision to purchase the offered GAPC Shares and Public Warrants and such Registration Statement will, prior to the filing thereof, be furnished to GAPC-Florida, Gateway, the Holders and their counsel and other experts for examination, comment and amendment. In connection with the preparation, filing and processing to effectiveness of such Registration Statement with the SEC and the several blue sky authorities, GAPC-Florida acknowledges that GAPC-Florida and its counsel will materially assist counsel to GAPC and Gateway. Counsel for GAPC-Florida with respect to such undertaking shall be William T. Kirtley, Esq.
      6.12 Environmental Matters. GAPC is not subject to any governmental guidelines, laws or ordinances relating to hazardous materials as of the date of this Agreement.

                                   ARTICLE VII
                  Pre-Closing Covenants of Gateway and Holders

      7.1 No Change in Business. Gateway and the Holders shall not materially modify or change the operations or business as conducted by Gateway as of the date hereof except as such changes are presently contemplated in the ordinary course of business of Gateway and as such will be described in the Registration Statement.

      7.2 No Contracts. Except as contemplated and described herein, any Schedule hereto or the Registration Statement, Gateway shall not enter into any material agreement or contract or make any material modifications to existing contracts or agreements.

      7.3 Issuance of Additional Membership Interest. Except as determined in the sole discretion of Deutsch, Farkas and Messina, Gateway shall not from the date of this Agreement to the Closing Date cause to be issued any new Membership Interest except in accordance with the circumstances contemplated by this Agreement. The issuance of such additional Membership Interest shall not result in any increase in the number of shares to be issued to the members of Gateway on the Closing Date, that number of shares being established at 2,025,000 GAPC Shares. Additionally, at the conclusion of the issuance of any Membership Interest by Gateway, Deutsch, Farkas and Messina shall own at least 80% of such outstanding Membership Interest unless a lesser percentage of ownership of such Membership Interest is agreed to by Deutsch, Farkas and Messina (by unanimous vote of such Members).

      7.4   In General.  Except as otherwise provided for in this Agreement:

      a. No change will be made in the basic documents which provide for the formation and existence of Gateway;

      b. No distributions shall be effected by Gateway to the Holders except as may be contemplated by this Agreement and as is set forth in a schedule hereto; and

      c. Gateway and the Holders shall use their respective best efforts to preserve intact the business organization of Gateway, its business and goodwill, as well as the availability to it of its managing members and other key employees and the goodwill of persons having business relations with Gateway.

      7.5 Action Contemplated by Article III, Section 3.4. Gateway and the Holders shall use their best diligent efforts to undertake and complete the action contemplated by Article III, Section 3.4, which relates to the preparation and providing of audited and unaudited financial statements reflecting the financial condition and results of operations of Gateway at and for the periods required in connection with the preparation, filing and processing to effectiveness of the Registration Statement which relates to the public offering of the GAPC Shares and Public Warrants.

                                  ARTICLE VIII
                     Pre and Post-Closing Covenants of GAPC

      8.1 Action Contemplated by Article III, Section 3.5. On and subsequent to the date of this Agreement, GAPC, as assisted by GAPC-Florida, Gateway, the Holders and their respective legal counsel, shall use its best diligent efforts in connection with the preparation, filing and processing to effectiveness of the Registration Statement on Form SB-2, which relates to the public offering of 1,725,000 GAPC Shares and 3,450,000 Public Warrants (which includes the over-allotment GAPC Shares and Public Warrants in the amounts of 225,000 GAPC Shares and 450,000 Public Warrants, respectively).

      8.2 Basic Documents. Included herewith as Schedule XIII are the Articles of Incorporation (as amended to date) and Bylaws of GAPC. GAPC, by action of its Board of Directors and shareholder, shall not effect any amendments to such Articles of Incorporation or Bylaws from the date of this Agreement to the Closing Date without the express written consent of all of the Holders.

      8.3 No Contracts. With the exception of this Agreement and those contractual arrangements which must be established in order to facilitate and conclude the conduct of the public offer of the GAPC Shares and Public Warrants, GAPC shall not enter into any material contract as the term "material contract" is described elsewhere in this Agreement. Excepted from this Section 8.3 will be any contractual arrangements existing between GAPC and William T. Kirtley, P.A. with respect to legal representation and services provided in connection with the Prior Registration Statement and the Registration Statement or with other service providers who provide services relating to such Prior Registration Statement and the Registration Statement. With respect to material contracts which may be entered into by GAPC with various service and professional service providers relating to the public offering of the GAPC Shares and Public Warrants, including any contractual arrangements established with William T. Kirtley, P.A., relating to the public offering, GAPC shall use its best diligent efforts to obtain the most reasonable prices and level of fees possible in connection with such service and professional service providers, including William T. Kirtley, P.A., and shall inform Deutsch, Farkas and Messina of the import of any such contracts and shall provide copies of same to Deutsch, Farkas and Messina. Deutsch, a Member, and the Managing Partner of Gateway, has received information from William T. Kirtley, Esq. of William T. Kirtley, P.A., Sarasota, Florida with respect to the outstanding fees which are accrued and unpaid with respect to the combination transaction and the public offering of the GAPC Shares and Public Warrants, as well as the estimate of additional fees to be accrued, which outstanding and accrued fees and additional fees shall be paid on the Closing Date by GAPC to William T.
Kirtley, P.A.

      8.4 Composition of Board of Directors of GAPC. As of the date of this Agreement, the Board of Directors of GAPC is constituted by three members namely Deutsch, Farkas and Messina. It is acknowledged that the New Letter of Intent contemplates that two additional persons shall serve as members of the Board of Directors of GAPC together with Deutsch, Farkas and Messina on and subsequent to the Closing Date, which two additional members shall be approved by the Underwriter.

      8.5 Officers of GAPC. During the period from the date of this Agreement to the Closing Date, the officers of GAPC shall be comprised of: Harvey E. Deutsch, President and Chief Executive Officer; Michael A. Messina, Vice President - Development; and Joel H. Farkas, Vice President - Finance, Treasurer and Secretary.

      8.6 Remuneration to James T. McDonough. The Agreement Parties acknowledge that James T. McDonough has served as President and Chief Executive Officer of Apollo from the time of its formation and until the merger and consolidation of Apollo with and into GAPC-Florida and that McDonough has also served as the sole director, President and Treasurer of GAPC-Florida. As a result of such service, compensation is accrued and is owing by GAPC-Florida to James T. McDonough which GAPC has agreed to assume at the closing. In that regard, on the Closing Date James T. McDonough shall be paid in cash the amount of $37,500 by GAPC. The payment of such $37,500 amount shall completely discharge and eliminate any obligation of GAPC-Florida, GAPC, Apollo, Gateway or any Member or collectively the Members with respect to any financial obligations owing by such entities or persons to James T. McDonough. James T. McDonough shall acknowledge the import of this Section 8.6 by executing this Agreement or a counterpart thereof in his individual capacity.

      8.7 Stock Option Plan of GAPC. On and subsequent to the Closing Date, it is anticipated that the Board of Directors of GAPC, as constituted on and subsequent to the Closing Date, will develop, create and adopt a Stock Option Plan providing for the issuance upon exercise of options granted thereunder, of a number of GAPC Shares as determined by the Board of Directors of GAPC (subject to the terms of the Underwriting Arrangements) from time to time or by any committee created by such Board of Directors for such purpose. As determined in accordance with such procedure, Deutsch, Farkas and Messina may be optionees under such Stock Option Plan with respect to the grant of options at such exercise price, period of exercise, vesting requirements and other terms as may subsequently be determined by the Board of Directors of GAPC or any committee empowered by such Board of Directors.

                                   ARTICLE IX
              Closing  of  Agreement   Transactions   and  Public  Offering

     9.1 Concurrent Closing of Sale, Exchange and Public Offering. GAPC-Florida, GAPC, Gateway and the Holders agree that the exchange and sale of the GAPC Shares contemplated by Article I of this Agreement shall be consummated concurrently and simultaneously at a closing, the time of which is established by Section 9.2 of this Article IX. Such closing with respect to the exchange of the GAPC Shares shall be concluded immediately prior to the Effective Date of the Registration Statement covering the GAPC Shares and Public Warrants described elsewhere in this Agreement. With respect to the consummation of such exchange transaction, GAPC-Florida, GAPC, Gateway and the Members agree that an escrow procedure may be utilized which, among other things, shall utilize the services of an Escrow Agent, the appointment of which shall be mutually determined by GAPC-Florida, GAPC and Deutsch, Farkas and Messina. Assuming a willingness to serve as Escrow Agent, William R. Fishman, Esq., an attorney practicing in Denver, Colorado, is deemed a satisfactory Escrow Agent for such purpose. The Agreement Parties acknowledge that the closing of the public offering of the GAPC Shares and the Public Warrants will occur immediately subsequent to the closing of the exchange of the GAPC Shares. Subject to the foregoing, unless the transactions called for by Article I of this Agreement can be consummated concurrently and in a simultaneous manner on or before the

Closing Date as defined in Section 9.2, none of such transactions  called for by
Article I of this Agreement shall be consummated, this Agreement shall be null and void and of no effect, and the parties shall be released from any further obligations to each other hereunder. In the event of any such failure to consummate concurrently and in a simultaneous manner on or before the Closing Date, the business combination of GAPC-Florida, GAPC and Gateway and the public offering of the GAPC Shares and Public Warrants, the Escrow Agent is anticipated to be empowered to take such action as is appropriate and necessary to nullify the transaction relating to the combination of GAPC-Florida, GAPC and Gateway, thereby restoring GAPC-Florida, GAPC, Gateway and the Members to the status held by them immediately prior to the execution and delivery of this Agreement.

      9.2 Time and Place of Closing. GAPC-Florida, GAPC and the Holders, with consultation from the Underwriter, shall mutually determine the date and time of closing for the transactions called for by this Agreement (the "Closing Date"). The place at which such closing and consummation of the transactions called for by this Agreement shall be conducted shall also be determined by the mutual agreement of GAPC-Florida, GAPC and the Holders, with consultation from the Underwriter. In no event shall the Closing Date be established on a date subsequent to November 12, 1997 unless this Agreement is amended by an Addendum executed and delivered by GAPC-Florida, GAPC, Gateway and the Holders. The facilities of the United States mail or other acceptable, publicly available means of delivery, may be utilized to effect the closing of the transactions called for by this Agreement.

      9.3   Deliveries at Closing.

      a. On the Closing Date, the Holders shall deliver instruments of conveyance in form and content satisfactory to counsel for GAPC conveying to GAPC good and valid title to all of the outstanding Membership Interest of Gateway, as such Membership Interest is outstanding on the Closing Date. The Holders shall make such additional deliveries and provide such additional documents as may be reasonably required in order to facilitate the consummation of the transactions called for by this Agreement.

      b. On the Closing Date, Gateway shall deliver to GAPC all of its records, files and entity paraphernalia which is required in connection with the entity existence and conduct of the business of GAPC. Gateway shall also deliver the opinion of counsel as required by Article X, Section 10.5 of this Agreement.

      c. On the Closing Date, GAPC shall deliver an aggregate 2,025,000 GAPC Shares in such individual Share amounts and certificates as shall be instructed by the Holders and Gateway in writing immediately prior to the Closing Date. With respect to share certificates evidencing GAPC Shares delivered to Deutsch, Farkas and Messina, such certificates shall bear an appropriate restrictive endorsement indicating that such shares have not been registered under the Act or applicable Blue Sky Statutes. With respect to the consummation of the public offering of the GAPC Shares and the Public Warrants, GAPC shall effect the delivery of those documents required by the Governing Documents existing between GAPC and the Underwriter on the Closing Date specified in the Governing Documents. GAPC shall also deliver the opinion of its counsel as required by
Article XI, Section 11.6 of this Agreement, as well as the required certificates of the officers of GAPC as provided by Article XI, Section 11.3 hereof.

                                    ARTICLE X
          Conditions  Precedent  to  Obligations  of  GAPC-Florida  and GAPC

      The   obligations of GAPC-Florida and GAPC under the terms and provisions of this Agreement and the consummation of the transactions called for by this Agreement are subject to the following conditions:

      10.1 Execution by all Holders. To the extent that additional Membership Interest is issued and sold by Gateway, such additional Holders shall also become signatories to this Agreement within five days of the issuance of such additional Membership Interest.

      10.2 No Adverse Development. There shall have occurred no material, adverse change in the business, financial condition or composition of the assets of Gateway since the date of this Agreement and Gateway shall not have sustained since the date of this Agreement any loss on account of fire, flood, accident, strike or other calamity of such a character as to interfere materially with the continuous operation of Gateway's business or which materially adversely affects the financial position or business of Gateway, regardless of whether any such loss shall have been insured.

      10.3 No Breach of Representations, Warranties or Covenants of the Agreement. The representations and warranties made by Gateway and the Holders, as set forth in this Agreement, shall be correct and complete in all material respects when made and shall be deemed to have been made again on and as of the Closing Date and shall then be true and correct in all material respects on and as of the Closing Date. With respect to the representations and warranties made by the Holders in this Agreement, such Holders shall have delivered to GAPC a certificate to the foregoing effect dated as of the Closing Date. Additionally, each of the Holders and Gateway shall have performed all of the obligations required to be performed by them under this Agreement prior to and as of the Closing Date.

      10.4 Accomplishment of Action Described in Article III, Section 3.4. Gateway and the Holders shall have effectively accomplished, on a diligent and timely basis, all action required of Gateway and the Holders with respect to the preparation, filing and processing to effectiveness of the Registration Statement relating to the public offer of the GAPC Shares and Public Warrants as is contemplated by Article III, Section 3.4 of this Agreement and elsewhere herein.

      10.5 Opinion of Counsel. On the Closing Date, GAPC-Florida and GAPC shall receive the opinion of counsel of Gateway substantially in the form of Schedule XIV hereto.

     10.6 Employment Agreements. On or before the Closing Date, Deutsch, Farkas and Messina shall have entered into appropriate written employment agreements with GAPC providing for the services of such Holders in the capacity as President, one or more Vice Presidents, Secretary and Treasurer-Chief Financial Officer. Such written employment agreements shall have such terms as may be determined by Deutsch, Farkas and Messina and as are described in the New Letter of Intent and shall be approved by the Board of Directors of GAPC as constituted on and subsequent to the Closing Date and shall be effective as of the Closing Date. The form of such proposed Employment Agreements shall be included as an Exhibit to the Registration Statement relating to the public offering of the GAPC Shares and Public Warrants. Such employment agreements may be the three employment agreements presently existing between Deutsch, Farkas, Messina and Gateway and GAPC shall assume the obligations and duties of Gateway arising from such employment agreements.

      10.7 Certificates Required by Representative of the Underwriters. GAPC shall have prepared the GAPC Share and Public Warrant certificates required by the Underwriter in connection with the consummation of the public offering of the 1,500,000 GAPC Shares and 3,000,000 Public Warrants or such greater number of GAPC Shares and Public Warrants as may be sold to the public pursuant to over-allotment option which is set forth in the New Letter of Intent and shall have satisfied such further conditions as may be imposed by the Underwriter with respect to any lock-up provisions as is set forth in the New Letter of Intent.

                                   ARTICLE XI

            Conditions  Precedent  to  Obligation  of Gateway  and  Holders

             The obligations of Gateway and each of the Holders to convey their Membership Interest in Gateway are, in each of their discretion, subject to the following conditions:

      11.1 No Adverse Development. There shall have occurred no material, adverse change in the status, financial condition or asset composition of GAPC-Florida or GAPC since the date of this Agreement except as contemplated by this Agreement.

      11.2 Time of Consummation. The transactions called for by this Agreement, specifically those transactions enumerated in Article I hereof, shall be scheduled for consummation and closing and shall be consummated and closed no later than November 12, 1997.

      11.3 No Breach of Representations, Warranties and Covenants. The representations and warranties made by GAPC-Florida or GAPC in this Agreement shall be correct and complete in all material respects when made and shall be deemed to have been made again at and as of the Closing Date and shall then be true and correct in all material respects on and as of that date. GAPC-Florida and GAPC shall have performed in all material respects the obligations required to be performed by them under this Agreement prior to and as of the Closing Date including, without limitation, the obligation of GAPC-Florida and GAPC to diligently use its best efforts to prepare, file and process to effectiveness the Registration Statement relating to the public offer of the GAPC Shares and Public Warrants. GAPC-Florida and GAPC shall each have delivered to the Holders a certificate to the effect contemplated by this Section 11.3 signed by the Chief Executive Officers of GAPC-Florida and GAPC and dated immediately prior to the Closing Date.

      11.4 Matters Relating to the Public Offering. Unless otherwise agreed to by the Holders, upon the consummation of the transactions called for by Article I of this Agreement, the record ownership of the GAPC Shares sold, issued and exchanged pursuant to the provisions of Article I of this Agreement, shall be held by the categories of Holders as set forth in the Agreement section captioned BACKGROUND on and after the Closing Date without taking into account the utilization of any over-allotment provisions by the Underwriter as provided in the Governing Documents or the exercise of any Public Warrant or any other warrant which may be outstanding on and immediately subsequent to the Closing Date.

      11.5 Treatment of Transaction. On or before the Closing Date, Deutsch, Farkas and Messina shall receive the advisement of their counsel in form and content satisfactory to them that the transactions called for by this Agreement will satisfy the conditions and will be eligible for the treatment afforded pursuant to Section 351 of the Internal Revenue Code of 1986, as amended to date. Such opinion may be conditioned upon the consummation of the public offering of the GAPC Shares and Public Warrants as described herein and in the Governing Documents.

      11.6 Opinion of Counsel. The Holders shall, on the Closing Date, be in receipt of the opinion of counsel for GAPC-Florida and GAPC substantially in the form of Schedule XV hereto.

      11.7 Deliveries in Connection with the Public Offering. GAPC shall, on the Closing Date, have or be capable of performing all required acts and effecting the delivery of all required documents as are required by the terms of the Underwriting Agreement existing between GAPC and the Underwriter and other governing and binding agreements relating to the public offering of the GAPC Shares and Public Warrants and all other conditions and requirements imposed in connection with the public offering of the GAPC Shares and Public Warrants shall have been met or shall be capable of being complied with.

      11.8 Appointment to GAPC Board of Directors. Immediately prior to the Closing Date and subject to the Governing Documents, corporate and board of Director action of GAPC shall be in place appointing Deutsch, Farkas and Messina as members of the Board of Directors of GAPC to serve until the next subsequent meeting of the shareholders of GAPC at which directors are to be elected is convened or until the successors of such persons are elected or appointed.

      11.9 Assumption of Gateway Liabilities. On the Closing Date, GAPC shall assume and agree to pay in accordance with its terms the obligation constituted by the Gateway Note to the extent that such obligation remains unpaid and shall agree to indemnify Deutsch, Farkas and Messina with respect to their joint and several obligation to guarantee the obligation constituted by the Gateway Note and the additional indebtedness of Gateway herein-described, if any, and existing on the Closing Date. Such undertaking of GAPC shall be by written instrument in form and content satisfactory to counsel to Gateway and the Holders.

                                   ARTICLE XII

           Indemnification, Survival of Representations and Warranties

      12.1 Indemnification by Deutsch, Farkas and Messina. Deutsch, Farkas and Messina, jointly and severally, agree to and do hereby indemnify and hold GAPC-Florida and GAPC and persons controlling GAPC-Florida and GAPC harmless from and against any and all liability, loss, damage, expense, cost or injury, including, without limitation, those resulting from and an all actions, suits, proceedings, and judgments, together with reasonable costs and expenses, including, without imitation, reasonable legal expenses relating thereto (collectively "Losses") arising out of resulting from any breach of the representations, warranties and covenants made by Gateway, Deutsch, Farkas and/or Messina in this Agreement.

      12.2 Indemnification by GAPC-Florida and GAPC. GAPC-Florida and GAPC agree to and do hereby indemnify and hold Gateway, Deutsch, Farkas and/or Messina harmless from and against Losses arising out of or resulting from any breach of the representations, warranties and covenants made by GAPC-Florida and GAPC in this Agreement.

      12.3 Limitations Regarding Indemnification. GAPC-Florida and GAPC shall not be entitled to recover any Loss in respect of the representations and warranties made by Gateway, Deutsch, Farkas and/or Messina in Article IV, unless the aggregate of all such Losses arising out of Article IV exceed $50,000, in which case recovery shall be limited to the amount of all such Losses in excess of $50,000. Any recovery for breaches under Article IV shall be subject to offset to the extent that Gateway and its financial condition was better than as represented in Article IV. Alternatively, GAPC may elect as the sole recourse for a breach by Gateway, Deutsch, Farkas and/or Messina of the representations and warranties contained in Article IV the recovery and return to GAPC of the GAPC Shares received by Gateway, Deutsch, Farkas and/or Messina pursuant to
Article I hereof and not otherwise transferred by them.

      12.4 Procedures for Third Party Indemnification. If any action, suit or proceeding shall be commenced against, or any claim or demand be asserted against GAPC-Florida, GAPC or its controlling persons or Gateway, Deutsch, Farkas and/or Messina, as the case may be, in respect of which such party proposes to demand indemnification under this Section 12.4, as a condition precedent thereto, the party seeking indemnification ("Indemnitee") shall promptly notify the other party ("Indemnitor") in writing to that effect, and with reasonable particularity containing a reference to the provisions of this Agreement. The Indemnitor shall have the right to assume the entire control of, including the selection of counsel, subject to the right of the Indemnitee to participate (at its expense and with the counsel of its choice) in, the defense, compromise or settlement thereof, and in connection therewith, the Indemnitee shall cooperate fully in all respects with the Indemnitor in any such defense, compromise or settlement thereof, and Indemnitee shall make available to Indemnitor all pertinent information and documents under the control of the Indemnitee. So long as the Indemnitor is defending in good faith any such claim or demand asserted by a third party against the Indemnitee, the Indemnitee shall not settle or compromise such claim or demand without the prior written consent of the Indemnitor, which consent will not be unreasonably withheld or delayed. If the Indemnitor shall fail to defend any such action, suit, proceeding, claim or demand, then the Indemnitee may defend, through counsel of its own choosing, such action, suit, proceeding, claim or demand and (so long as Indemnitee gives the Indemnitor at least five (5) days written notice of the terms of the proposed settlement thereof and permits the Indemnitor to then undertake the defense thereof if Indemnitor objects to the proposed settlement) to settle such action, suit, proceeding, claim or demand and to recover from the Indemnitor the amount of such losses.

      12.5 Survival of Representations, Warranties and Indemnities. The representations and warranties of this Agreement, and indemnification in respect of the same, shall survive the Closing Date for a period of three (3) years, after which time such representations and warranties, and indemnification in respect thereof, shall be of no further force and effect unless prior to such time, the party claiming a breach has served on the other written notice of such claim or breach.

                                  ARTICLE XIII
                            Miscellaneous Provisions

      13.1 Notices. All notices or other communications required or permitted under this Agreement shall be in writing and shall be given by mail or by facsimile transmission (in the event of facsimile transmission, a conforming copy shall be mailed postage prepaid simultaneously therewith). If notice is to be given to GAPC, Gateway or any Holder, such notice shall be deemed given when provided in the manner provided herein to such Holder in care of Gilbert L. McSwain, Esq., 1660 South Albion Street, Suite 309, Denver, Colorado 80222, facsimile number 303/758-9203 with a copy to Harvey E. Deutsch, Esq., Gateway American Properties, L.L.C., 9145 East Kenyon Avenue, Suite 200, Denver, Colorado 80237, facsimile number: 303/694-3831; and if to GAPC-Florida, c/o William T. Kirtley, Esq., William T. Kirtley, P.A., 2940 South Tamiami Trail, Sarasota, Florida 34239, facsimile number: 941/955-4027.

      13.2 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and representatives.


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

      13.3 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

      13.4 Background Statement, Schedules and Exhibits. The BACKGROUND statement of the Agreement, the annexed Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if such Background statement, Exhibits and Schedules had been set forth verbatim herein.

      13.5 Entire Agreement. This Agreement constitutes the entire understanding
on  the  part  of  the  parties   hereto,   and  all  previous   agreements  and
understandings are superseded by this Agreement.

      13.6 Publicity. No publicity, release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued without advance approval of the form and substance thereof by GAPC-Florida, GAPC and Deutsch, Farkas and Messina (by the majority vote of such Members), which approval shall not be unreasonably withheld, provided that this restriction shall not apply to normal communications of the parties with their employees.

      13.7 Attorneys' Fees in Connection with Litigation. In the event of any litigation arising out of or in connection with this Agreement, the prevailing party shall be entitled to recover from the other its reasonable attorney's fees and costs.

      13.8 Cooperation. GAPC-Florida, GAPC, Gateway and the Holders agree to execute such instruments and take such other actions as contemplated by this Agreement to effectuate closing.

      13.9 Applicable Law. This Agreement shall be governed by the laws of the State of Florida except in those instances where the laws of Colorado are applicable to circumstances relating to GAPC, Gateway or with respect to the public offering of the GAPC Shares and Public Warrants as to which the applicable provisions of the Act or any Blue Sky Statute are applicable.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.
                                          GATEWAY AMERICAN PROPERTIES CORPORA-
                                          TION, a Florida corporation

                                          By  /s/ James T. McDonough
                                            ----------------------------
                                            James T. McDonough, President

ATTEST:



  /s/ William T. Kirtley
-----------------------------------
William T. Kirtley, Secretary

                                          GATEWAY AMERICAN PROPERTIES CORPORA-
                                          TION, a Colorado corporation



                                          By  /s/ Harvey E. Deutsch
                                            ----------------------------
                                            Harvey E. Deutsch, President

ATTEST:



  /s/ Joel H. Farkas
-----------------------------------
Joel H. Farkas, Secretary

                                          GATEWAY AMERICAN PROPERTIES, L.L.C.



                                          By  /s/ Harvey E. Deutsch
                                            ----------------------------
                                            Harvey E. Deutsch, Managing Partner


                                          HOLDERS  OF  OUTSTANDING   MEMBERSHIP
                                          INTEREST



                                            /s/ Harvey E. Deutsch
                                            ----------------------------
                                            Harvey E. Deutsch


                                            /s/ Joel H. Farkas
                                            ----------------------------
                                            Joel H. Farkas

                                            /s/ Michael A. Messina
                                            ----------------------------
                                            Michael A. Messina



                                            /s/ Jack E. Reutzel
                                            ----------------------------
                                            Jack E. Reutzel



                                            /s/ James T. Weigel
                                            ----------------------------
                                            James T. Weigel



                                            /s/ Jeffrey Kenneth Prager
                                            ----------------------------
                                            Jeffrey Kenneth Prager



                                            /s/ John M. Spillane
                                            ----------------------------
                                            John M. Spillane